EXHIBIT 4.1


                 Consulting Agreement Dated as of June 12, 1996,
                      Between the Registrant and Mark Wachs











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                              CONSULTING AGREEMENT
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         CONSULTING AGREEMENT made and entered into as of the 12th day of June,
1996 by and between Rotary Power International, Inc. with offices at 1 Passaic Avenue, Wood-Ridge, New Jersey 07075 (the "Company") and Mark Wachs with an office at 101 Jericho Turnpike, Jericho, New York 11753 (the "Consultant").


                              W I T N E S S E T H:


                  WHEREAS, the Company has been seeking special assistance from consultants in the field of marketing, sales promotion and specialty products to improve its marketing methods and find expansion opportunities in addition to that which the Company's management is capable of providing; and

                  WHEREAS, for a period of approximately five years the Consultant has been actively engaged in providing to the managements of various commercial enterprises information related to new products, marketing, and business strategies; and

                  WHEREAS, the Company desires to engage the Consultant as a consultant to the Company for a one (1) year period to provide the Company with advice with respect to, marketing strategies, investor relations, new products and customers for the Company and other business-related matters; and

                  WHEREAS, the Consultant is prepared to render services to the Company as a consultant, in accordance with the terms and conditions set forth herein; and

                  WHEREAS, the Consultant and representatives of the Company met and had extensive discussions concerning the terms of this Consulting Agreement pursuant to which the parties agreed orally to the terms incorporated herein and in reliance upon the oral agreement, the Consultant proceeded to commence performance prior to the memorialization of said oral agreement in writing as contained herein;

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                  1. Terms and Duties

                  (a) The Company hereby engages the Consultant for a period of one (1) year commencing as of June 12, 1996 (the "Term") and the Consultant hereby accepts such engagement, all subject to the terms hereof, and the Consultant agrees to provide the following advisory services to the Company at such times and to such extent as the Company shall deem reasonably necessary or appropriate:


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                  (i) assist and advise the Company in providing information about the Company and its business to present and prospective shareholders and an expanded group of U.S. and foreign members of the investment and money management community;

                  (ii) responding to the media on Company policies and activities;

                  (iii) communicating with the public, press, stockholders, creditors and customers on such matters of public concern as notice of contract awards, plant openings or closings, employee layoffs or rehires and financial information;

                  (iv) assist and advise the Company in obtaining other new products;

                  (v) provide advice with respect to other business-related matters.

                  (b) The Company does not desire the Consultant to perform, nor will the Consultant perform, any services under this Agreement in connection with the offer or sale of any securities of the Company in a debt or capital-raising transaction.

                  (c) The Consultant is engaged by the Company only for the purposes and to the extent set forth in this Agreement, and the relationship of the Consultant to the Company shall continue during the period hereunder to be that of an independent contractor. The Consultant shall be free to devote such remaining portion of its entire time, energy and skill during regular business hours as the Consultant deems advisable, subject, however, to the terms and provisions of Section 7 hereof.

                  2. Compensation

                  (a) In consideration of the consulting and advisory services to be provided by the Consultant pursuant to Section 1 hereof, the Company hereby grants to the Consultant, as of June 12, 1996 (the "Date of Grant"), a twelve-month warrant (the "Warrant") to purchase two hundred fifty thousand (250,000) shares of the Company's Common Stock, exercisable at a price of two and one-half dollars ($2.50) per share. The Warrant is granted subject to the provisions of this Agreement and upon the terms and conditions set forth in said Warrant (a copy of which is annexed as Exhibit 1).

                  (b) The Consultant shall also be entitled to receive reimbursement for, or payment directly by the Company of, all reasonable expenses, not to exceed $750 in any calendar month, incurred at the written request of the President of the Company in rendering services under this Agreement, provided that the Consultant accounts therefore in writing to the Company.

                  3. Resale Restrictions

                  The certificate or certificates for the shares of the Common Stock issued upon any full or partial exercise of the Warrant shall bear the following legend unless and until those shares have been registered for sale on public markets as required by applicable law.


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                  "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act") or the securities laws of any state, and may not be sold, pledged, hypothecated, donated, or otherwise transferred, whether or not for consideration, unless either the shares have been registered under the Act or any applicable state securities law or the Company shall have received a written opinion of counsel, satisfactory to the Company, to the effect that such registration is not required and that such transfer will not violate the Act or applicable state securities law."

                  4. Termination

                  (a) The death of the Consultant shall automatically terminate this Agreement and the Warrant.

                  (b) This Agreement will automatically terminate at the end of one year unless extended by written agreement of the parties hereto.

                  5. Disposition of Shares Upon Termination

                  (a) In the event this Agreement is terminated pursuant to Sections 4 or 6 hereof, or for any other reason except breach by the Company, the unexercised Warrant, or any remaining part thereof shall be automatically and immediately cancelled.

                  (b) The Consultant agrees to deliver to the Company any and all certificates evidencing the cancelled Warrant within five (5) business days after the termination of this Agreement.

                  (c) The Consultant agrees to at all times indemnify and save harmless the Company from and against any and all liabilities, losses, damages, costs, charges, counsel fees, and other expenses of every nature and character by reason of the failure by the Consultant to deliver or tender any certificates evidencing the cancelled Warrant Shares as aforesaid.


                  6. Nontransferability of Warrant

                  The Warrant is not transferable and may be exercised only by the Consultant. More particularly, but without limiting the generality of the foregoing, the Warrant may not be assigned, transferred or otherwise disposed of, or pledged or hypothecated in any way (whether by operation of law or otherwise), and shall not be subject to execution, attachment or other process. Any assignment, transfer, pledge, hypothecation or other disposition of the Warrant attempted contrary to the provision of this Agreement (whether by operation of law or other reasons) or any levy of execution, attachment or other process attempted upon the Warrant, will be null and void and without effect. Any attempt to make any such assignment, transfer, pledge, hypothecation or other disposition of the Warrant or any attempt to make any such levy of execution, attachment or other process will cause the Warrant to terminate immediately upon the happening of any such event if the President of the Company should, at any time, in his sole discretion, so elect by written notice to the Consultant; provided, however, that any such termination of the Warrant under the foregoing provisions of this Section 6 will not prejudice any rights or remedies which the Company may have under this Agreement or otherwise.

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                  7. Confidentiality Agreement

                  (a) Consultant agrees to treat confidentially any confidential information furnished by the Company including but not limited to client lists and financial information (the "Confidential Material"); provided, however, that the term "Confidential Material" does not include information which was or becomes generally available to the public, becomes available on a non-confidential basis to the Consultant from a source not known to the Consultant, based upon reasonable inquiry, to be bound by a confidentiality agreement with the Company or information that has been independently acquired or developed by the Consultant without violating any of the Consultant's obligations under this Agreement. Furthermore, said Confidential Material will not be disclosed to any third party without the written consent of the President of the Company. This obligation to maintain the confidentiality of the Confidential Material shall survive the termination of this Agreement and for two years thereafter.

                  (b) Upon the Company's request the Consultant will promptly redeliver all copies of Confidential Material and destroy all memoranda, notes and other writings prepared by the Consultant based on the Confidential Material.

                  8. Cross Indemnification

                  The Company and the Consultant will each indemnify and hold harmless the other from and against any claims, actions, proceedings, demands, liabilities, damages, judgements, assessments, losses and costs, including fees and expenses arising exclusively out of or in connection with any misrepresentation, negligence, bad faith, unauthorized conduct or violation of law or regulation committed by the Company or the Consultant, as the case may be, in connection with Consultant's services under this Agreement, and each will reimburse the other for all such fees and expenses, including, but not limited to, the reasonable fees of counsel, as they are incurred, in connection with pending or threatened litigation whether or not the party receiving such indemnification is a party to such litigation. The foregoing is in addition to and not by way of limitation of any rights or remedies each party may have at common law or otherwise.

                  9. Miscellaneous

                  (a) Each notice relating to this Agreement will be in writing and delivered in person or by registered or certified mail or by express courier service to the proper address. All notices to the Company shall be addressed to it at its principal office at 1 Passaic Avenue, Wood-Ridge, New Jersey, 07075. All notices to the Consultant shall be addressed to the Consultant at the Consultant's business, 101 Jericho Turnpike, Jericho, New York 11753. Anyone to whom a notice may be given under this Agreement may designate a new address by notice given in accordance with the provisions of this Section 10(a).

                  (b) This Agreement shall inure to the benefit of, and shall be binding upon the Consultant, his heirs, executors, administrators and legal representatives and shall be binding upon, and inure to the benefit of, the Company and his successors and assigns. The Consultant

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may not assign or hypothecate in any manner any of its rights or obligations hereunder without the prior written consent of the Company, its successors or assigns which consent may be withheld in the sole and absolute discretion of the Company.

                  (c) Each of the covenants by the Consultant and the Company contained herein shall be independent and severable from the others; and the invalidity, illegality or unenforceability of any provision of this Agreement shall not affect any other provision of this Agreement which shall remain in full force and effect, nor shall the invalidity, illegality or unenforceability of a portion of the provisions of this Agreement affect the balance of any such provision.

                  (d) The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (e) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey applicable to contracts executed and to be fully performed therein without regard to principles of conflicts of laws.

                  (f) The failure of either party in any one or more instances to insist upon the performance of any of the terms or conditions of this Agreement, or to exercise any right or privilege conferred in this Agreement, or the waiver of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as thereafter waiving any such terms, covenants, conditions, rights or privileges, and the same shall continue and remain in full force and effect as if no such forbearance or waiver has occurred. No change, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the party against whom the same is sought to be enforced. This Agreement sets forth the entire Agreement between the parties hereto with respect to the subject matter herein contained. There are no other covenants, promises, agreements, conditions or understandings, either oral or written, between the parties hereto with respect to the subject matter hereof.



                  IN WITNESS THEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.


Rotary Power International, Inc.            Mark Wachs




/s/ Richard M.H. Thompson                   /s/ Mark Wachs
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  Richard M.H. Thompson                      Mark Wachs
      President



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